SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

|_|   Definitive Proxy Statement

|X|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                              e.Digital Corporation
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Additional Materials Filed Pursuant to Rule 14a-6

This filing contains a letter from the President and Chief Executive Officer to the stockholders of e.Digital Corporation. The letter will accompany the Definitive Proxy Statement to be sent to stockholders on or about July 12, 2005.

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July 12, 2005

Message from the President and Chief Executive Officer

Dear Stockholder:

With the recent filing of our Annual Report on Form 10K for the fiscal year ended March 31, 2005, we have set Thursday, August 4, 2005 at 2:00 p.m. Pacific Time as the date and time of our shareholders meeting. The meeting will be held in the building housing the company's corporate offices at 13114 Evening Creek Drive South in San Diego.

As detailed in our 2005 Annual Report, the company is making progress by growing annual revenues and lowering operating losses. For the fiscal year ended March 31, 2005, we reported total revenues of $4.25 million, a 24% increase from total revenues of $3.42 million in fiscal 2004. Product revenue was $4.00 million, an increase of 49% from product revenue of $2.69 million in the last fiscal year. Operating losses were $2.04 million this fiscal year compared to $2.33 million in fiscal 2004. We also reported a backlog of product purchase orders of approximately $1.9 million. The product backlog is expected to ship in the first and second quarters of this fiscal year (2006). We expect additional orders from current and new customers.

While the majority of our business in fiscal 2005 was related to sales of in-flight entertainment (IFE) products based on our MicroOS(TM)-enabled digital video/audio technology platform (DVAP) and featuring our proprietary content encryption technology, this fiscal year we expect to announce new customers and deliver new versions of our DVAP.

In spite of many years of financial challenges and working within small budgets, e.Digital Corporation and its talented engineering staff have pioneered many developments in the portable electronics industry detailed in the following timeline:

o 1990 - Released the first commercial ear telephone with an earpiece that located both the speaker and the microphone in the ear without feedback. (This was the first product in what ultimately became today's line of Jabra(TM) hands-free communication products.)

o 1993 - Unveiled the first digital voice recorder with removable flash memory, powered by e.Digital's then newly developed MicroOS.

o 1996 - Produced the first interface for a digital voice recorder for downloading recordings to, and managing them on, the PC.

o 1997 - Began development on multi-codec, multi-digital rights management digital music technology platform using an augmented MicroOS.

o 1998 - Developed the first portable, digital medical device featuring high-speed infrared downloading to networked PCs for dictation and data (developed for Lanier).

o 2000 - 2003 - Developed and marketed self-branded and customer-branded line of digital music devices. Developed VoiceNav(TM), voice navigation technology.

o 2001 - to Present - Developing devices based on our proprietary DVAP for branding customers, including an award winning portable IFE product for APS/Wencor.


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o 2002 - Developed proprietary content encryption technology.

o 2005 - Developed proprietary networking technology for supporting content downloading to multiple devices.

Throughout our many pioneering developments we acknowledge it has been a challenge to translate these firsts into significant business and revenue. However, as evidenced by our improved annual revenues, we believe we can be successful by further aligning our technology and intellectual property with desirable video content and companies seeking to market closed system secure video products to their customers.

The combination of our secure DVAP and proprietary content encryption technology is attracting the attention of companies interested in branding and marketing a variety of video-based products either pre-loaded with, or with fast and easy access to, desirable protected content. While we continue to deal with limited financial resources, we believe e.Digital can be successful through additional, emerging business with companies who share our core vision of making desirable video content easily accessible to customers and consumers through partner-branded, e.Digital-powered secure video products.

In order to provide us with the means to grow our business with current and additional, emerging customers for products based on our DVAP, we ask for your support by passing the proposals on the enclosed proxy ballot. While the Board of Directors urges you to vote FOR all the proposals described in the Proxy Statement, we especially encourage your FOR vote on Proposal #2 to increase the authorized shares of common stock. Failure to pass this proposal will have negative consequences to the company and could nullify the progress we are making.

The Board of Directors believes the company's ability to continue as a going concern could be jeopardized by failing to pass Proposal #2 and could have a significant detrimental effect on common stockholders. With respect to Proposal #2, an ABSTAIN vote is equivalent to a NO vote thereby reducing the chance of passage. We urge you to vote FOR all proposals.

Unless you plan to attend the shareholders meeting in person, please review the enclosed proxy statement carefully, complete and sign the enclosed proxy ballot to indicate whether you approve or disapprove of the proposals therein. Your proxy ballot should be received by ADP Investor Communications (the company we have contracted to identify shareholders, print and mail the proxy information, and tabulate votes on the proxy proposals) no later than 12:00 a.m. Pacific Time, August 4, 2005 for your vote to be considered and for timely proxy tabulation.

We appreciate your continued support and look forward to meeting with you on August 4th in San Diego. If you have any questions regarding the proxy or the shareholders meeting, please contact Robert Putnam at 858.679.3168.

Sincerely,

/s/Atul Ananpura
Atul Anandpura,
President and Chief Executive Officer

Safe Harbor statement under the Private Securities Litigation Reform of 1995:
All statements made in this document, other than statements of historical fact, are forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about the businesses of the Company. Those statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied by those forward-looking statements. More information about potential factors that could affect the Company can be found in its most recent Form 10-K, Form 10-Q and other reports and statements filed by e.Digital Corporation with the Securities and Exchange Commission ("SEC"). e.Digital Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated by it.

Note: MicroOS and VoiceNav are trademarks of e.Digital Corporation. Jabra, Lanier, and all other company, product, and service names are the property of their respective owners.